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Exhibit 10.25

[This page appears on The Vons Companies, Inc. letterhead]


Roger E. Stangeland
Chairman and Chief Executive Officer


                                        December 2, 1993




Garrett R. Nelson
820 Green Ridge Drive
La Canada, CA 91011

Dear Gary:

      This letter confirms the agreement between The Vons Companies, Inc. (the "Company") and you regarding your employment with the Company through March 31, 1995 and your separation thereafter.

1. Your resignation as Executive Vice President and Chief Development Officer of the Company will be effective November 30, 1993. On the latter of November 30, 1993 or the eighth day following your execution of this letter agreement, you shall receive the following checks, reduced by withholding taxes and other authorized deductions:

      $11,769 representing two-weeks salary in lieu of notice.

      $25,000 representing the cost of outplacement counseling, which you are hereby declining.

      $21,616 representing the cash equivalent of the profit sharing benefit (Company contribution plus match) for 1993.

      $29,423 representing 5 weeks of accrued but unused vacation.

2. Commencing December 1, 1993 and continuing through March 31, 1995, you shall remain an employee of the Company in the position of Special Advisor, Real Estate and Construction, working 12 days per month at an annual salary of $183,600, payable in the Company's normal bi-weekly payroll cycle. For any month in which you work in excess of 12 days with the prior approval of the Chief Financial and Administrative Officer of the Company ("CFO"), you will be paid an additional $1,500 per day (less appropriate withholding), payable on the payroll cycle immediately following such month. Naturally, you will be reimbursed for all travel and other expenses in accordance with Company policy.

3. As Special Advisor, Real Estate and Construction, you will report to and serve under the direction of the CFO of the Company. In such capacity you will (i) provide oversight to and supervision of the Company's real estate and construction departments, (ii) negotiate and administer the Builder's Emporium transaction, (iii) administer the Company's inner city program, including maintenance of important inner city relationships, (iv) handle remaining Meadowdale issues, including membership on the Board and/or Pension Committees of M-

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December 2, 1993
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Foods, if necessary, and (v) perform such other duties as shall be assigned from time to time to the extent you are available during your normal work week as defined above. While serving as Special Advisor, you will be free to engage in other consulting activities for compensation, provided that you are available to the Company for the minimum 12 days per month and that you provide no services (i) for any person or entity which may compete with the Company in any respect, including the securing of any real estate sites, or
(ii) which would in any way be in conflict with the Company or would constitute a conflict of interest with the Company. While serving as Special Advisor, you may not become an employee of any other organization or person.

4. Through the remainder of your term of employment with the Company, you shall receive all health care benefits available to officers of the Company, with any current or future co-pays as provided in such plans. You will also continue to accrue service under the Company's Pension Plan and will retain the right to exercise all currently vested stock options which you have been granted. Your deferred compensation account will continue to accrue interest at the rate of 16% per annum through your termination date of March 31, 1995, and your Long Term Incentive Plan ("LTIP") awards for 1992 and 1993 will be vested at two years and one year, respectively, and paid out in accordance with such Plan. You will have transitional use of your Company automobile until January 28, 1994 at which time you will have such purchase rights as shall be available to all officers. You will be eligible for a 1993 bonus award, subject to the sole discretion of the Compensation Committee. There is no assurance that any such bonus will be paid to you.

5. Effective immediately you will no longer accrue any vacation benefits, nor will any previously granted but unvested stock options continue to vest, all such unvested options hereby being terminated. You will be eligible for no further stock option awards or to participate in any incentive compensation or bonus plans. You will have no further participation in the LTIP, except as provided in paragraph 4 above.

6. On March 31, 1995 ("Termination Date") your employment with the Company shall terminate, and you shall be eligible for no further payments or benefits except as specifically provided herein. On the Termination Date you will receive checks for the following, reduced where appropriate by withholding taxes and other authorized deductions:

      $482,655 representing your lump sum Supplemental Executive Retirement Plan ("SERP") benefit.

      $306,000 representing your enhanced lump sum SERP benefit.

      An amount equal to the balance in your deferred compensation account with accumulated accrued interest.

      You will also become eligible for retiree medical benefits commencing with the Termination Date and shall be credited with a total of $22,500 in your account thereunder.

7. On the Termination Date you hereby agree to return to the Company within the timE

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December 2, 1993
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frames allotted all Company property in your possession, including, but not limited to, any Company credit cards, keys, any information proprietary to the Company, all computer equipment and telephones. You shall thereafter continue to cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceedings arising from any charge, complaint or other action which has been or may be filed. You shall not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company's interests.

8. On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the "Releasees" hereunder, consisting of the Company, and each of its associates; owners; stockholders; affiliates; divisions; subsidiaries; predecessors; successors; heirs, assigns; agents; directors; officers; partners; employees; insurers; representatives and lawyers, and all persons or entities acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims") which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.

      You specifically agree to waive the benefit of the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

You acknowledge that you have read Civil Code Section 1542 and fully understand the same.

9. In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

      (a) You have the right to consult with an attorney before signing this agreement;

      (b) You have forty-five (45) days from the date hereof to consider this agreement; and

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December 2, 1993
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      (c)   You have seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective until that revocation period has expired.

10. You have agreed that, except as may be required by law, neither you nor any member of your family, nor anyone employed by you, shall disclose to any individual or entity, other than your immediate family and your attorney or advisor reviewing this agreement, the compensation terms of this agreement or the circumstances of your separation from the Company.

11. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. This letter sets forth the entire agreement between the parties and supercedes any and all prior oral or written agreements or understanding between them concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by both parties. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all its provisions and that you are voluntarily entering into said agreement.

      If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to me on or before January 10, 1994. As noted above, this agreement will not become effective until seven (7) days after you sign this agreement.


                                    Very truly yours,


                                    /s/ Roger E. Stangeland

                                    Roger E. Stangeland




Accepted and agreed to on this

2nd              day of December                 , 1993.
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/s/ Garrett R. Nelson
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Garrett R. Nelson

RES:cb
Enclosure